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                                                                    EXHIBIT 5.1


June 23, 1999


Pegasus Systems, Inc.
3811 Turtle Creek Boulevard, Suite 1100
Dallas, Texas 75219

         Re: Registration Statement on Form S-3 regarding Pegasus Systems, Inc. Common Stock filed with the Securities and Exchange Commission on or about the date hereof

Dear Sirs:

         We have acted as counsel for Pegasus Systems, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 25,000 shares of the Company's Common Stock, $.01 par value per share (the "Securities"). We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed below.

         Based upon the foregoing, we are of the opinion that the Securities, when issued and sold as described in the above-referenced Registration Statement, will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the reference to our firm in the prospectus under the caption "Legal Matters." In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                   Sincerely,

                                   LOCKE LIDDELL & SAPP LLP